Exhibit 99.1

        EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES 1ST QUARTER RESULTS

    TULSA, Okla., July 13 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) reported today net revenues for the 1st quarter ended May 31, 2006 of $8,106,977 compared with $8,226,679 for the comparable period last year. The Company reported net earnings of $696,648 compared with net earnings of $745,200 for the previous year and basic earnings per share of $0.19 a share versus $0.20 for the same period a year ago.

    The Company has experienced a shift in sales from independent bookstores to national chains. While sales to national chains were up 5%, sales to the smaller bookstores declined 11% resulting in an overall decline of 4% for the quarter ended May 31, 2006 when compared with the same quarter last year. Home Business Division maintained its market share with virtually the same revenue for the quarters ended May 31, 2006 and 2005 respectively.

    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 5,100 retail stores and over the Internet. The Company offers over 1,400 different titles for children of all ages.

                                       May 31, 2006    May 31, 2005
                                       ------------    ------------
Revenues
 Gross Sales                           $ 10,743,378    $ 10,994,404
 Less discounts & allowances             (3,041,585)     (3,111,541)
 Transportation Revenue                     405,184         343,816
   Net Revenues                        $  8,106,977    $  8,226,679

Pretax earnings                        $  1,090,548    $  1,202,500
Income taxes                                393,900         457,300

Net earnings                           $    696,648    $    745,200

Basic earnings per share               $        .19    $        .20
Diluted earnings per share             $        .18    $        .19

Weighted Average Number of
 Common and Common Equivalent
 Shares Outstanding:
 Basic                                    3,756,461       3,738,133
 Diluted                                  3,886,939       3,901,588

SOURCE  Educational Development Corporation
    -0-                             07/13/2006
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /
    (EDUC)